Exhibit 10(b)

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

          THIS AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of the 30th day of September, 2009 between Rex Radio and Television, Inc., an Ohio corporation (the “Corporation”), and David L. Bearden (“Employee”).

Recitals

          A. The Corporation and Employee entered into an Employment Agreement dated October 11, 2005, as amended by Amendment No. 1 to Employment Agreement dated December 10, 2007, Amendment No. 2 to Employment Agreement dated March 6, 2008 and Amendment No. 3 to Employment Agreement dated February 19, 2009 (collectively, the “Agreement”).

          B. Amendment No. 3 to Employment Agreement provided for payment of a “Transition Bonus” and the Corporation and Employee desire to amend the Agreement with respect to the termination of Employee’s employment and payment of the Severance Payment as described herein.

          NOW, THEREFORE, the Corporation and Employee hereby amend the Agreement as follows:

1. Definitions. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Agreement.

2. Payment Effective as of Termination of Employment. Employee’s employment with the Corporation was terminated effective as of June 30, 2009. As of June 30, 2009, the Chief Executive Officer of the Corporation determined that the transition of operational control of retail stores to Appliance Direct, Inc. (“AD”) had not occurred. Notwithstanding the fact that the Corporation maintains that the transition has not occurred and in lieu of any other payment from Corporation to Employee pursuant to the Employment Agreement, the Corporation agrees to pay to Employee a non-refundable Severance Payment in the amount of $450,000.00 payable as follows: (i) $225,000.00 on or before January 31, 2010 (but not before January 1, 2010); and (ii) $225,000.00 on or before January 31, 2011 (but not before January 1, 2011), subject to the execution of, and expiration of any applicable waiting period pursuant to, the Employment Severance Agreement and Release of Claims in the form attached hereto as Exhibit “A”.

3. Effectiveness. This Amendment shall be effective as of the date first written above. Except as specifically amended by this Amendment, all other applicable terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

4. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

REX RADIO AND TELEVISION, INC.

By:	/s/ Douglas Bruggeman

Douglas Bruggeman
Vice President-Finance

EMPLOYEE

/s/ David L. Bearden

David L. Bearden

EXHIBIT “A”

EMPLOYMENT SEVERANCE AGREEMENT AND
RELEASE OF CLAIMS

          This Employment Severance Agreement and Release of Claims (hereinafter referred to as the “Agreement”) is made and entered into by and between David L. Bearden, on behalf of himself individually, and on behalf of his heirs, executors, administrators, representatives, agents, attorneys and assigns (hereinafter collectively referred to as “Employee”) and Rex Radio and Television, Inc., on behalf of its past and present officers, directors, partners, associates, employees, agents, shareholders, representatives, attorneys and assigns (hereinafter collectively referred to as “Employer”).

          In consideration of the mutual promises herein contained, the parties agree as follows:

          1. Termination Date. Employee has been employed by Employer since October 11, 2005 pursuant to the terms and conditions of an Employment Agreement between Employee and Employer, as amended by that certain Amendment No. 1 to Employment Agreement dated December 10, 2007, that certain Amendment No. 2 to Employment Agreement dated March 6, 2008, that certain Amendment No. 3 to Employment Agreement dated February 19, 2009 and that certain Amendment No. 4 to Employment Agreement dated concurrently herewith (collectively, the “Employment Agreement”). Employee and Employer have agreed that Employee was terminated from his employment with Employer effective June 30, 2009 (“Employee’s Termination Date”). As of Employee’s Termination Date, Employee was no longer required to perform any services or report to work at Employer and was not considered an employee of Employer for any purpose or under any circumstance, including in the event Employee exercises his right to rescind this Agreement under Section 6 below.

          2. Payment. In accordance with the terms of this Agreement, Employer shall pay to Employee the sum of $450,000.00 (the “Severance Payment”) as provided in the Employment Agreement, as follows: (i) $225,000.00 on or before January 31, 2010 (but not before January 1, 2010); and (ii) $225,000.0 on or before January 31, 2011 (but not before January 1, 2011, except as such payment may be accelerated in the event of a Change in Control). All applicable federal, state and local taxes will be deducted from the Severance Payment at the regular rate. In the event of a Change in Control (as hereinafter defined), the Employer’s obligation to make payment of the Severance Payment (or the balance thereof then due hereunder) shall be accelerated so that such amount is immediately payable by Employer to Employee in full. Employee is not obligated to seek other employment or take any other action as a condition for receiving the amount payable to Employee hereunder, nor shall the amount of any payment hereunder be reduced by any setoff or compensation earned as a result of Employee’s employment by another employer because the Severance Payment is non-refundable and not subject to reduction or forfeiture.

          3. Additional Consideration. Employee acknowledges that, in exchange for a waiver of any potential claims under the Age Discrimination in Employment Act as specified in Section 5(b) below, he is receiving consideration in addition to anything of value to which he is entitled.

          4. Insurance. Employer agrees to extend all rights pursuant to the Comprehensive Omnibus Budget Reconciliation Act of 1986, as amended, 29 U.S.C. §§ 1161-1168 (“COBRA”) for a period of eighteen (18) months from Employee’s Termination Date. Payment of all premiums during that period shall be at Employee’s sole cost and expense.

          5. Release.

(a)

As a material inducement to enter into this Agreement, Employee knowingly and voluntarily releases, acquits and forever discharges Employer and its past and present officers, directors, partners, associates, employees, agents, shareholders, representatives, attorneys and assigns from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature which arise from or are related to his employment with Employer and/or the termination of his employment with Employer that existed on or before the date this Agreement was signed.

          By executing this Agreement, Employee is waiving all claims against Employer and its present officers, directors, partners, associates, employees, agents, shareholders, representatives, attorneys and assigns arising under federal, state and local labor and antidiscrimination laws and any other restriction on Employer’s right to terminate employment, including, without limitation:

(a)	Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et. seq., and 42 U.S.C. § 1981A;

(b)	The Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., including The Older Workers Benefit Protection Act, 29 U.S.C. § 626;

(c)	The Employment Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.;

(d)	The Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq.;

(e)	The Americans with Disabilities Act of 1990, 42 U.S.C. § 12201, et seq.; and

(f)	All applicable local and state statutes, including but not limited to Missouri Revised Statutes § 213.055, et seq.

          For purposes of implementing a full and complete release and discharge, Employee expressly acknowledges that he has not filed and will not file a claim(s) with an administrative agency, including but not limited to, the Equal Employment Opportunity Commission (“EEOC”) and any state or local agency with the same or comparable jurisdiction.

(b)

Employer hereby irrevocably releases, acquits and forever discharges Employee and Employee’s heirs, successors and assigns from any and all charges, complaints, claims, liabilities, obligations, powers, agreements, controversies, damages, actions, causes of action, suits, rights, demands, defenses, costs, losses, debts, setoffs and expenses of any nature which arise from or are related in any way to the October 11, 2005 Employment Agreement between Employer and Employee, as amended, Employee’s employment by the Employer, and/or the termination of his employment with Employer.

(c)

This Agreement is intended to include within its effect all claims, which exist at the time of execution, respecting events occurring through the date of execution, and this Agreement contemplates the extinguishment of any such claim or claims; provided, however, the foregoing provisions of this Section 5 shall not apply to any claims that may arise after the date hereof, including but not limited to any claim relating to the Employer’s performance of this Agreement.

          6. Older Workers Benefit Protection Act. YOU WILL WANT TO DISCUSS THIS AGREEMENT WITH A LAWYER. PLEASE REVIEW THIS AGREEMENT AND THE NOTICE ATTACHED AS EXHIBIT 1 AND CONSIDER THEM FOR UP TO TWENTY-ONE (21) DAYS. YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE EFFECT OF THIS AGREEMENT BEFORE ACTING UPON IT.

          IF YOU SIGN THIS AGREEMENT, YOU WILL HAVE SEVEN (7) DAYS AFTER YOU HAVE SIGNED TO CHANGE YOUR MIND. IF YOU DECIDE WITHIN THIS SEVEN (7) DAY PERIOD THAT YOU WILL ACCEPT THE AGREEMENT, YOU MUST SIGN EXHIBIT 1 ATTACHED TO THIS AGREEMENT AND RETURN IT TO EMPLOYER BY CERTIFIED MAIL.

          THIS AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THE SEVEN (7) DAY PERIOD AFTER YOU HAVE SIGNED THIS AGREEMENT HAS EXPIRED (“THE EFFECTIVE DATE”). UPON THE EFFECTIVE DATE, YOU SHALL RECEIVE PAYMENT AS DESCRIBED IN SECTION 2.

          7. Change in Control. Change in Control for purposes of this Agreement means the Employer’s written agreement to enter into a transaction the consummation of which would constitute a change in ownership or effective control as defined by Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code.

          8. Non-Disparagement. Each party agrees that he or it will not make or induce others to make any public or private disparaging statements, oral or written regarding the other party or his or its business or work performance. Employer agrees that it will respond to any request for employment references for Employee by providing a neutral reference containing Employee’s dates of employment and position(s) held.

          9. No Reliance. The parties represent to each other that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other party or by any of the other party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

          10. Choice of Law, Venue & Jurisdiction. This Agreement will be governed by and construed and enforced under the laws of the State of Ohio. The parties further consent to the jurisdiction and venue of a court of competent jurisdiction in Montgomery County, Ohio with respect to any dispute or claim arising under this Agreement or relating to the subject matter of this Agreement. Amounts payable hereunder shall bear interest at the rate of six percent (6%) per annum from the date due hereunder until payment, and in the event of any litigation to enforce the terms of this Agreement, the prevailing party shall be awarded reasonable attorneys’ fees and costs.

          11. Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

          12. Integration. This Agreement sets forth the entire agreement between the parties hereto concerning the subject matter hereof and may not be changed without the written consent of the parties. This Agreement supersedes all prior agreements and understandings concerning the subject matter hereof.

          13. Assignment. This Agreement is intended to be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

          14. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

          15. No Admission. Nothing in this Agreement shall be construed as an admission by Employee or Employer of any intentional or unintentional wrongdoing or any violation of any local, state or federal law. Rather, it is understood by the parties that the execution of this Agreement is a voluntary act to provide an amicable conclusion to Employee’s employment with Employer.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates written below.

Employee

David L. Bearden

Execution Date: ______________, 2009

Sworn to and subscribed to in my presence on this _____ day of _____________, 2009.

NOTARY PUBLIC

Employer:

Rex Radio and Television, Inc.

By:

Name: Douglas Bruggeman

Title: Vice President-Finance

Sworn to and subscribed in my presence on this ____ day of ______________, 2009.

NOTARY PUBLIC

EXHIBIT 1

NOTICE OF ACCEPTANCE OF EMPLOYMENT SEVERANCE AGREEMENT

          I, David L. Bearden, signed the Employment Severance Agreement and Release of Claims between myself and Employer on ______________________, 2009. Seven (7) days have now passed since my signing of the Employment Severance Agreement and Release of Claims. I have carefully read the Agreement, fully understand the Agreement, and completely accept the Agreement. Upon further reflection during the past seven (7) days, I have decided not to revoke the Employment Severance Agreement and Release of Claims.

David L. Bearden

Date: _____________________, 2009

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